Exhibit 99.1

rVue Holdings, Inc. Appoints Marc Pacchini to Board and Provides Business Update
Company well positioned for growth in 2013

Chicago, IL February 16, 2013-rVue Holdings, Inc. (OTCBB: RVUE) announced today the addition of Marc Pacchini to the board of directors and provides corporate update.

New Board Member

Mark Pacchini served as President of Draftfcb Asia Pacific and had executive oversight of Draftfcb's West Coast operations in the United States. During his tenure at Draftfcb, Mark has accumulated over 30 years of agency experience working with an impressive roster of global clients, including Beiersdorf, Boeing, Dow, Kraft, SC Johnson and Yum! Brands among others.

Mark first joined FCB in 1980. Prior to the creation of Draftfcb in 2006, Mark served as co-president of FCB Chicago beginning in 2004. In this role, Mark was part of the executive team that significantly grew multiple clients' brands and the agency's business.

Mark earned his bachelor's degree in business administration from Western Michigan University and his master's in advertising from Northwestern University. He is an active board member of the Off The Street Club, which is dedicated to improving the lives of children on Chicago's West Side. He is also a board member of the Minnesota Wild Hockey Organization.

"Marc Pacchini is a respected leader with a successful track record in advertising, marketing, new media and international expansion," said Michael Mullarkey, executive chairman. "As rVue continues to grow we welcome Marc to the Board and look to leverage his media experience and global perspective."

Operational Highlights

●	The company opened a Chicago sales office with account managers and sales personnel focused on brand direct sales as well as support to agency partners.
●	Signed and executing purchased order with a global technology company
●	Signed and executing media campaigns for an international language company
●	Signed and executing media campaigns for a leading global foodservice retailer
●	Signed and executing media campaigns for a national wireless provider

"In the 4th quarter of 2012, we positioned the company for growth in 2013 by adding salespeople, focusing on customer execution, solidifying our technology leadership, and expanding our position in the Digital Out-of-Home market,” said Mullarkey.

Corporate Activities

On September 10, 2012, the company's board of directors authorized and approved an equity raise of up to $2 million in common equity at $.06 a share. The company received $1.2 million from its largest shareholder, leading the round and providing the company the necessary liquidity to position itself for growth in 2013. The company received additional proceeds of $600,000 from other existing shareholders and closed the round. With the reduction in corporate overhead, increase in media revenue, and additional capital, the company is well-positioned for growth in 2013.

Legal Settlements

On or about February 22, 2012, Brooke Capital Investments LLC commenced an action in the Circuit Court of the 17th Judicial District in Broward County, Florida, alleging that rVue owed them for services rendered in connection with an amended Investor Relations Consulting Agreement that was entered into with Brooke. On April 10, 2012, the rVue answered the complaint and asserted various defenses to the claims asserted therein. Additionally, rVue filed a Counterclaim for rescission of the agreement.

On or about February 7, 2013, the parties agreed to dismiss the case with each party to bear its own attorneys’ fees.

About rVue

rVue Holdings, Inc. is an advertising technology company providing the digital distribution platform for the Digital Outdoor Advertising industry. The company connects 740,000 digital screens across 180 networks delivering access to 250 million daily impressions in one simple platform. Backed by the industry’s most intuitive and intelligent platform, rVue has the technology, data and expertise to connect brands and targeted consumers where and when it matters most. For more information, please visit http://www.rvue.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this press release that are not purely historical are forward-looking statements. Forward-looking statements give the Company's current expectations or forecasts of future events. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company's control, and could cause the Company's results to differ materially from those described. The Company is providing this information as of the date of this press release and does not undertake any obligation to update any forward looking statements contained in this press release as a result of new information, future events or otherwise. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Important factors that could cause such differences include, but are not limited to, the Risk Factors and other information set forth in the Company's Annual Report and Form 10-K filed on March 30, 2012 and in our other filings with the Securities and Exchange Commission.